UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-3316412
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania	19341
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered:
Series A Junior Participating Preferred Stock Purchase Right	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities To Be Registered.

As publicly announced on May 3, 2012, Kensey Nash Corporation (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 2, 2012, with Koninklijke DSM N.V., a corporation organized in the Netherlands (“Parent”), and Biomedical Acquisition Corporation, a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, subject to the terms and conditions thereof, for the commencement by Merger Sub of an all-cash tender offer for all outstanding shares of the common stock, $0.001 par value per share, of the Company (the “Offer”) and for the subsequent merger of Merger Sub with and into the Company (the “Merger”). In connection with the Merger Agreement, the Company executed Amendment No. 1, dated as of May 2, 2012 (“Amendment No. 1”), to the Rights Agreement, dated as of June 18, 2009 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A.

Amendment No. 1 amends Sections 1(a), 3(a), 11 and 13 of the Rights Agreement to provide that neither (a) the announcement, commencement or consummation of the Offer, nor (b) the execution, delivery or performance of the Merger Agreement or the consummation of any of the transactions contemplated thereby (including, without limitation, the Offer and the Merger), will (i) cause Parent or Merger Sub or any affiliate of Parent or Merger Sub to become an Acquiring Person (as defined in the Rights Agreement), (ii) give rise to a Distribution Date (as defined in the Rights Agreement), (iii) constitute a Triggering Event (as defined in the Rights Agreement) or (iv) trigger certain other events specified in the Rights Agreement.

In addition, Amendment No. 1 amends Section 7(a) of the Rights Agreement to provide that no Rights (as defined in the Rights Agreement) will be exercisable at or after the earliest of (i) the close of business on June 19, 2019, (ii) immediately prior to the effective time of the Merger, (iii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement or (iv) the time at which the Rights are exchanged as provided in Section 24 of the Rights Agreement.

The Rights Agreement was filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A dated June 19, 2009. A copy of Amendment No. 1 has been filed with the Securities and Exchange Commission as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on May 3, 2012. The above description of the Amendment No. 1 does not purport to be complete and is qualified in its entirety by the reference to such exhibits, which are hereby incorporated herein by reference in their entirety.

Item 2.	Exhibits.

4.1	Amendment No. 1, dated as of May 2, 2012 to the Rights Agreement, dated as of June 18, 2009, between Kensey Nash Corporation and Computershare Trust Company, N.A. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2012, and incorporated herein by reference thereto).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Michael Celano
Name:	Michael Celano
Title:	Chief Financial Officer

Dated: May 3, 2012